UNAUDITED CONSOLIDATED CONDENSED INTERIM FINANCIAL STATEMENTS

AS OF MARCH 31, 2018 AND FOR THE THREE

MONTH PERIOD THEN ENDED

PRESENTED WITH COMPARATIVE FIGURES

GLOSSARY OF TERMS

The following are not technical definitions, but they are helpful for the reader’s understanding of some terms used in the notes to the unaudited consolidated condensed interim financial statements of the Company.

Terms	Definitions
ADR	American Depositary Receipt
ADS	American Depositary Shares
AFIP	Federal Administration of Public Revenue
Albares	Albares Renovables Argentina S.A.
APCO Oil	APCO Oil & Gas international Inc.
BCBA	Bolsa de Comercio de Buenos Aires
BLL	Bodega Loma La Lata S.A.
ByMA	Bolsas y Mercados Argentinos
CAMMESA	Compañía Administradora del Mercado Eléctrico Mayorista S.A.
CB	Corporate Bonds
CIESA	Compañía de inversiones de energía S.A.
CINIIF	International Financial Reporting Interpretations Committee
Citelec	Compañía Inversora en Transmisión Eléctrica Citelec S.A.
CNV	Comisión Nacional de Valores – Argentine Securities Commisssion
Corod	Corod Producción S.A.
CPB	Central Piedra Buena S.A.
CPD	Own Distribution Costs
CPF	Compromiso Previo de Fusión
CTG	Central Térmica Güemes S.A.
CTLL	Central Térmica Loma La Lata S.A.
CTP	Central Térmica Piquirenda
CSJN	Supreme Court of Justice of the Nation
EASA	Electricidad Argentina S.A.
Ecuador TLC	Ecuador TLC S.A.
Edenor	Empresa Distribuidora y Comercializadora Norte S.A.
Edesur	Empresa Distribuidora Sur S.A.

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
Eg3 Red	Eg3 Red S.A.
EGSSA	EMDERSA Generación Salta S.A.
EMES	Emes Energía Argentina LLC
ENARGAS	Ente Nacional Regulador del Gas
ENRE	National Regulatory Authority of Electricity
FACPCE	Federación Argentina de Consejos Profesionales de Ciencias Económicas
FOCEDE	Fund works of consolidation and expansion of electrical distribution
FONINVEMEM	Fund for Investments required to increase the electric power supply in the WEM
Foundation	Pampa Energía Foundation committed to education (Foundation)
Greenwind	Greenwind S.A.
GUMA, GUME, GUDI	Gran Usuario Mayor, Gran Usuario Menor, Gran Usuario del Distribuidor
HIDISA	Hidroeléctrica Diamante S.A.
HINISA	Hidroeléctrica Los Nihuiles S.A.
IASB	International Accounting Standards Board
IEASA	IEASA S.A.
IGJ	Inspección General de Justicia - General Inspection of Justice
IGMP	Minimum Notional Income Tax
INDISA	Inversora Diamante S.A.
INNISA	Inversora Nihuiles S.A.
IPB	Inversora Piedra Buena S.A.
IPIM	Índice de Precios Internos al por Mayor
IVA	Impuesto al Valor Agregado
LSC	Ley de Sociedades Comerciales
LVFVD	Sales Liquidations with Maturity Date to be Defined
MAT	WEM’s Forward Market
MEyM	Ministry of Energy and Mining
NIC	International Accounting Standards
NIIF	International Financial Reporting Standards

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
NYSE	New York Stock Exchange
OCP	Oleductos de Crudo Pesados S.A.
OCP Ltd	Oleductos de Crudo Pesados Ltd
OED	Organismo Encargado del Despacho
Oldelval	Oleoductos del Valle S.A.
Orígenes Retiro	Orígenes Seguros de Retiro S.A.
PACOSA	Pampa Comercializadora S.A.
PEB	Pampa Energía Bolivia S.A. (previously “PBI” Petrobras Bolivia Internacional S.A.)
PEISA	Petrobras Energía Internacional S.A.
PELSA	Petrolera Entre Lomas S.A.
PEN	Federal Executive Power
PEPASA	Petrolera Pampa S.A.
PEPCA	PEPCA S.A.
Petrobras	Petrobras Argentina S.A.
PHA	Petrobras Hispano Argentina S.A.
PISA	Pampa Inversiones S.A.
PP	Pampa Participaciones S.A.
PP II	Pampa Participaciones II S.A.
PPSL	Petrobras Participaciones S.L.
Refinor	Refinería del Norte S.A.
RTI	Tariff Structure Review
SACME	Centro de Movimiento de Energía S.A.
Salaverri, Dellatorre, Burgio & Wetzler	Salaverri, Dellatorre, Burgio y Wetzler Malbran Abogados Sociedad Civil
SACDE	Sociedad Argentina de Construcción y Desarrollo Estratégico S.A.
SADI	Argentine Interconnection System
SE	Secretary of Energy
SEC	Security and Exchange Comission
SEE	Secretary of Electrical Energy

GLOSSARY OF TERMS: (Continuation)

Terms	Definitions
SIGEN	National Comptroller Office
SSN	Superintendencia de Seguros de la Nación
ST	Secretary of Labor
TG	Gas Turbine
TGS	Transportadora de Gas del Sur S.A.
TGU	Transportadora de Gas del Uruguay S.A.
The Company / Pampa	Pampa Energía S.A.
The Group	Pampa Energía S.A. and its subsidiaries
TJSM	Termoeléctrica José de San Martín S.A.
TMB	Termoeléctrica Manuel Belgrano S.A.
Transba	Empresa de Transporte de Energía Eléctrica por Distribución Troncal de la Provincia de Buenos Aires Transba S.A.
Transelec	Transelec Argentina S.A.
Transener	Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.
US$	U.S. dollar
UGE	Unidad Generadora de Efectivo
VAD	Valor Agregado de Distribución
WACC	Weighted Average Cost of Capital
WEBSA	World Energy Business S.A.
YPF	YPF S.A.

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME

For the three-month period ended March 31, 2018

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	03.31.2018	12.31.2016

Revenue	8	19,401	11,140
Cost of sales	9	(11,655)	(7,408)
Gross profit		7,746	3,732

Selling expenses	10	(967)	(712)
Administrative expenses	11	(1,282)	(1,054)
Exploration expenses	12	(2)	(8)
Other operating income	13	3,490	1,241
Other operating expenses	13	(2,614)	(880)
Share of profit from associates and joint ventures	16	559	294
Operating income		6,930	2,613

Finance income	14	428	314
Finance costs	14	(1,435)	(1,267)
Other financial results	14	(2,026)	618
Financial results, net		(3,033)	(335)
Profit before income tax		3,897	2,278
Income tax	21	(575)	(277)
Profit of the period from continuing operations		3,322	2,001
Profit of the year from discontinued operations	1.3	531	294
Profit of the period		3,853	2,295

Other comprehensive income (loss)
Items that may be reclassified to profit or loss
Exchange differences on translation		(53)	2
Other comprehensive income of the period from continuing operations, net of tax		(53)	2
Other comprehensive income of the period from discontinued operations	1.3	443	(150)
Total comprehensive income of the period		4,243	2,147

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF COMPREHENSIVE INCOME

(Continuation)

	Note	03.31.2018	12.31.2016
Total income of the period attributable to:
Owners of the company		3,013	1,901
Non - controlling interest		840	394
		3,853	2,295

Total income of the period attributable to owners of the company:
Continuing operations		2,544	1,651
Discontinued operations		469	250
		3,013	1,901

Total comprehensive income of the period attributable to:
Owners of the company		3,221	1,814
Non - controlling interest		1,022	333
		4,243	2,147

Total comprehensive income of the period attributable to owners of the company:
Continuing operations		2,491	1,651
Discontinued operations		730	163
		3,221	1,814

Earnings per share attributable to the equity holders of the company during the period
Basic and diluted earnings per share from continuing operations	15	1.2243	0.8519
Basic and diluted earnings per share from discontinued operations	15	0.2257	0.1290
Total basic and diluted earnings per share	15	1.4500	0.9809

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

As of March 31, 2018

presented with comparative figures

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	03.31.2018	12.31.2017
ASSETS
NON-CURRENT ASSETS
Investments in joint ventures and associates	16	6,313	5,754
Property, plant and equipment	17	42,443	41,214
Intangible assets	18	1,577	1,586
Other assets		15	2
Financial assets at fair value through profit and loss	19	150	150
Deferred tax assets	21	1,510	1,306
Trade and other receivables	22	6,926	5,042
Total non-current assets		58,934	55,054

CURRENT ASSETS
Inventories	23	3,350	2,326
Financial assets at fair value through profit and loss	19	15,834	14,613
Financial assets at amortized cost	20	415	25
Derivative financial instruments		11	4
Trade and other receivables	22	23,855	19,145
Cash and cash equivalents	24	1,255	799
Total current assets		44,720	36,912
Assets classified as held for sale	1.3	13,208	12,501
Total assets		116,862	104,467

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT

OF FINANCIAL POSITION

 (Continuation)

	Note	03.31.2018	12.31.2017
SHAREHOLDERS´ EQUITY
Share capital	25	2,078	2,080
Share premium		5,821	5,818
Treasury shares	25	5	3
Treasury shares cost		(219)	(72)
Legal reserve		300	300
Voluntary reserve		5,146	5,146
Other reserves		137	140
Retained earnings (Acumulated losses)		6,219	3,243
Other comprehensive income		460	252
Equity attributable to owners of the company		19,947	16,910
Non-controlling interest		4,198	3,202
Total equity		24,145	20,112

LIABILITIES
NON-CURRENT LIABILITIES
Trade and other payables	26	6,867	6,404
Borrowings	27	39,868	37,126
Deferred revenue		196	195
Salaries and social security payable		127	120
Defined benefit plans		1,041	992
Deferred tax liabilities	21	1,762	1,526
Income tax and minimum notional income tax provision		1,650	863
Taxes payables		944	366
Provisions	28	4,068	4,435
Total non-current liabilities		56,523	52,027

CURRENT LIABILITIES
Trade and other payables	26	19,798	18,052
Borrowings	27	5,826	5,840
Deferred revenue		3	3
Salaries and social security payable		1,665	2,154
Defined benefit plans		95	121
Income tax and minimum notional income tax provision		658	943
Taxes payables		5,034	1,965
Derivative financial instruments		-	82
Provisions	28	584	798
Total current liabilities		33,663	29,958
Liabilities associated to assets classified as held for sale	1.3	2,531	2,370
Total liabilities		92,717	84,355
Total liabilities and equity		116,862	104,467

The accompanying notes are an integral part of these unaudited condensed interim financial statements

UNAUDITED CONSOLIDATED CONDENSED INTERIM STATEMENT OF CHANGES IN EQUITY

For the three-month period ended March 31, 2018

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Attributable to owners
	Equity holders of the company				Retained earnings						Non-controlling interest	Total equity
	Share capital	Share premium	Treasury shares	Treasury shares cost	Legal reserve	Voluntary reserve	Other reserves (1)	Other comprehensive income / (loss) for the year	Retained earnings (Accumulated losses)	Subtotal
Balance as of December 31, 2016	1,938	4,828	-	-	232	3,862	135	70	(11)	11,054	3,020	14,074

Stock compensation plans	-	11	-	-	-	-	-	-	-	11	10	21
Acquisition of own shares	(3)	-	3	(72)	-	-	-	-	-	(72)	-	(72)
Sale of interest in subsidiaries	-	-	-	-	-	-	-	-	-	-	-	-
Profit for the three-month period	-	-	-	-	-	-	-	-	1,901	1,901	394	2,295
Other comprehensive income for the three-month period	-	-	-	-	-	-	-	(87)	-	(87)	(61)	(148)

Balance as of March 31, 2017	1,935	4,839	3	(72)	232	3,862	135	(17)	1,890	12,807	3,363	16,170

Recomposition of legal reserve - Shareholders’ meeting 04.07.2017	-	-	-	-	68	-	-	-	(68)	-	-	-
Recomposition of volumtary reserve - Shareholders’ meeting 04.07.2017	-	-	-	-	-	1,284	-	-	(1,284)	-	-	-
Stock compensation plans	-	3	-	-	-	-	5	-	-	8	(6)	2
Merger with subsidiaries	145	976	-	-	-	-	-	-	-	1,121	(1,121)	-
Dividens provided for or paid	-	-	-	-	-	-	-	-	-	-	(88)	(88)
Profit for the complementary nine-month period	-	-	-	-	-	-	-	-	2,705	2,705	670	3,375
Other comprehensive income for the complementary nine-month period	-	-	-	-	-	-	-	269	-	269	384	653
Balance as of December 31, 2017	2,080	5,818	3	(72)	300	5,146	140	252	3,243	16,910	3,202	20,112

Change in accounting policies (Note 4.1.1)	-	-	-	-	-	-	-	-	(37)	(37)	(30)	(67)
Balance as of Juanary 1, 2018	2,080	5,818	3	(72)	300	5,146	140	252	3,206	16,873	3,172	20,045

Stock compensation plans	-	3	-	3	-	-	(3)	-	-	3	4	7
Acquisition of own shares (Note 25)	(2)	-	2	(150)	-	-	-	-	-	(150)	-	(150)
Profit for the three-month period	-	-	-	-	-	-	-	-	3,013	3,013	840	3,853
Other comprehensive income for the three-month period	-	-	-	-	-	-	-	208	-	208	182	390
Balance as of March 31, 2018	2,078	5,821	5	(219)	300	5,146	137	460	6,219	19,947	4,198	24,145

(1)     It includes the result of operations with non-controlling interest that do not result in a loss of control and reserves for stock compensation plans.

The accompanying notes are an integral part of these unaudited condensed interim financial statements

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS

For the three-month period ended March 31, 2018

presented with comparative figures

 (In millions of Argentine Pesos (“$”) – unless otherwise stated)

	Note	03.31.2018	03.31.2017

Cash flows from operating activities:
Total profit for the period from continuing operations		3,322	2,001
Total profit for the period from discontinued operations		531	294
Adjustments to reconcile net profit (loss) to cash flows generated by operating activities:
Income tax		575	277
Accrued interest		1,003	915
Depreciations and amortizations	9, 10 and 11	874	789
Constitution of allowances, net	13	254	(15)
Constitution of provisions, net	13	340	(357)
Share of profit from joint ventures and associates	16	(559)	(294)
Accrual of defined benefit plans	9, 10 and 11	65	69
Net exchange differences	14	2,405	(519)
Result from measurement at present value	14	61	56
Changes in the fair value of financial instruments		(440)	(145)
Compensation agreements	9, 10 and 11	84	189
Contingent consideration		-	171
Other financial results		(1)	24
Onerous contract (Ship or pay)	13	(23)	37
Other		(5)	23

Changes in operating assets and liabilities:
Increase in trade receivables and other receivables		(3,895)	(1,452)
Increase in inventories		(1,024)	(156)
Increase (Decrease) in trade payables and other payables		182	(1,037)
Increase in deferred income		3	-
Decrease in salaries and social security payable		(482)	(307)
Decrease in defined benefit plans		(42)	(24)
Increase (Decrease) in tax payables		1,450	(955)
Decrease in provisions		(1,142)	(1,108)
Income tax and minimum notional income tax paid		(71)	(271)
Proceeds from derivative financial instruments		11	47
Net cash generated by operating activities from discontinued operations	1.3	(99)	1,029
Net cash generated by (used in) operating activities		3,377	(719)

UNAUDITED CONSOLIDATED CONDENSED INTERIM

STATEMENT OF CASH FLOWS (Continuation)

	Note	03.31.2018	03.31.2017

Cash flows from investing activities:
Payment for property, plant and equipment		(1,320)	(1,623)
Payment for financial assets		(2,612)	(6,001)
Proceeds from sale of property, plant and equipment		12	-
Proceeds from financial assets' sale and amortization		2,090	2,460
Proceeds from sales of subsidiaries		-	173
Dividends received		-	2
Proceeds from loans		3	2
(Suscription) recovery of investment funds, net		331	851
Net cash used in investing activities from discontinued operations	1.3	(26)	(276)
Net cash used in investing activities		(1,522)	(4,412)

Cash flows from financing activities:
Proceeds from borrowings		667	17,023
Payment of borrowings		(967)	(8,410)
Payment of borrowings' interests		(1,130)	(776)
Payment for acquisition of own shares		(150)	(72)
Net cash generated by (used in) financing activities from discontinued operations	1.3	69	(761)
Net cash (used in) generated by financing activities		(1,511)	7,004

Increase in cash and cash equivalents		344	1,873

Cash and cash equivalents at the begining of the year	24	799	1,421
Cash and cash equivalents at the begining of the year reclasified to assets classified as held for sale		161	-
Exchange difference generated by cash and cash equivalents		56	(225)
Increase in cash and cash equivalents		344	1,873
Cash and cash equivalents classified as held for sale		(105)	-
Cash and cash equivalents at the end of the period	24	1,255	3,069

Significant non-cash transactions from continued operations :
Acquisition of property, plant and equipment through an increase in trade payables	(665)	(767)
Borrowing costs capitalized in property, plant and equipment	(125)	(90)
Increase in asset retirement obligation provision	17	(6)
Constitution of guarantee of derivative financial instruments, net through the delivery of financial assets at fair value through profit or loss	(527)	-
Decrease in loans through compensation with trade receivables and other receivables	-	(26)

Significant non-cash transactions from discontinued operations :
Acquisition of property, plant and equipment through an increase in trade payables	-	(24)
Receivable for property, plant and equipment sale, pending of collection	-	25

The accompanying notes are an integral part of these unaudited condensed interim financial statements

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

For the three-month period ended March 31, 2018

presented with comparative figures

(In millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: GENERAL INFORMATION AND CORPORATE STRUCTURE

1.1.  General information

The Company is the largest fully integrated power company in Argentina and, through its subsidiaries, it participates in the electricity and oil and gas value chains.

In the generation segment, the Company has a 3,771 MW installed capacity, which represents approximately 10.1% of Argentina’s installed capacity, and is the second largest independent generator in the country. Additionally, the Company is currently undergoing a process to expand its capacity by 604 MW.

In the distribution segment, the Company has a controlling interest in Edenor, the largest electricity distributor in Argentina, which has 3 million customers and a concession area covering the Northern part of the City of Buenos Aires and Northwestern Greater Buenos Aires.

In the oil and gas segment, the Company is one of the leading oil and natural gas producers in Argentina, with operations in 16 production areas and 9 exploratory areas and a production level of 8 million m3/day of natural gas and 19,600 barrels of oil equivalent for oil and NGLs during 2017 year. Its main natural gas production blocks are located in the Provinces of Neuquén and Río Negro. Additionally, the Company operates in 4 production areas in Venezuela, with a crude oil production of 1,300 barrels/day, and has a 23.1% interest in Oldelval, a company engaged in the transportation of crude oil from the Neuquén basin to the Province of Buenos Aires Pursuant to the divestment mentioned in Note 1.3.1, certain assets within the segment and their associated liabilities have been classified as held for sale, which would account for a reduction in operated volumes of 0.8 million m3/day for natural gas, and 14.3 thousand boe/day for oil and LPG during fiscal year 2017.

In the refining and distribution segment, the Company owns the Dr. Ricardo Eliçabe Refinery in the City of Bahía Blanca, which has a 30,200 bbl/day capacity, and has a 28.5% interest in Refinor (owner of a refinery located in Campo Durán, Province of Salta, and 81 gas stations in Northern Argentina). Furthermore, the Company sells fuels through a network of 250 gas stations located in the center and south of the country, and the Dock Sud and Caleta Paula Terminals. As a result of the divestment mentioned in Note 1.3.2, the main assets within the segment and their associated liabilities have been classified as held for sale, and their results and cash flows, as discontinued operations.

In the petrochemicals segment, the Company has three high-complexity plants producing a wide variety of petrochemical products, including styrenics and synthetic rubber, and holding a large market share.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

Finally, through its holding and others segment, the Company participates in the electricity and gas transportation businesses, conducts financial investment transactions and maintains investments in other companies having complementary businesses. In the transmission business, the Company jointly controls Citelec, which has a controlling interest in Transener, a company engaged in the operation and maintenance of a 20,718 km high-voltage electricity transmission network in Argentina with an 85% share in the Argentine electricity transmission market. In the gas transportation business, the Company jointly controls CIESA, which has a controlling interest in TGS, a company holding a concession for the transportation of natural gas with 9,184 km of gas pipelines in the center, west and south of Argentina, and which is also engaged in the processing and sale of natural gas liquids through the Cerri Complex.

1.2.  . Corporate reorganizations

1.2.1.   2016 Reorganization:

On December 23, 2016, the Board of Directors of Pampa Energía, as absorbing company, and Petrobras Argentina, PEISA y Albares, as absorbed companies, approved the PMC. Additionally, on April 19, 2017, the final merger agreement was entered into.

Pursuant to the provisions of Chapter X of the CNV provisions, the Company has filed a merger authorization proceeding before this entity and obtained from the CNV its authorization to publish the merger prospectus.

On February 26, 2018, the CNV notified the Company that, under the proceeding investigating the sale of Petrobras Argentina’s shares held by FGS-ANSES in the MTO, Federal Criminal and Correctional Court No. 11, Clerk’s Office No. 22, ordered it to refrain from adopting any measures and/or final resolution on the merits of the case without the prior approval by this Court, where the Company’s corporate reorganization case is being heard. It is worth highlighting that this proceeding does not deal with the merger but with the voluntary participation of shareholder FGS-ANSES in Petrobras Argentina's cash purchase offer under the MTO that the Company was forced to launch when it indirectly acquired 67.1933% of Petrobras Argentina's capital stock.

On April 20, 2018, the Company provided a surety bond in the amount of US$ 20 millions, as requested by the intervening Court, and on April 25, 2018 the above-mentioned Court informed the CNV of the lifting of the timely filed measure. On April 26, 2018, the CNV notified that the Board of Directors of such entity had approved the merger, which was registered with the Public Registry on May 2, 2018.

1.2.2.   2017 Reorganization:

On December 21, 2017, the Board of Directors of Pampa Energía, as absorbing company, and BLL, CTG, CTLL, EG3 Red, INDISA, INNISA, IPB, PP II and PEPASA, as absorbed companies, approved the PMC and on April 27, 2018, the Extraordinary Meetings of Shareholders of the involved companies resolved to approve the merger pursuant to the terms of such pre-merger commitment.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

As of the issuance of these consolidated condensed interim financial statements, the Company is taking the necessary steps to obtain the registration of the merger with the Public Registry.

1.3.  Assets classified as held for sale, related liabilities and discontinued operations

1.3.1 Sale of PELSA shares and certain oil areas

On January 16, 2018, the Company agreed to sell to Vista Oil & Gas S.A.B. de C.V. (“Vista”) its direct 58.88% interest in PELSA and its direct interests in the Entre Lomas, Bajada del Palo, Agua Amarga and Medanito-Jagüel de los Machos blocks, in line with the Company's strategy to focus its investments and human resources both on the expansion of its power generation installed capacity and on the exploration and production of natural gas, placing a special focus on the development and exploitation of unconventional gas reserves, as well as to continue investing on the development of its utility concessions.

Pursuant to the foregoing, assets and liabilities subject to this transaction have been classified as held for sale, and the results for affected operations have been disclosed under “Discontinued Operations” in the consolidated Statement of comprehensive income and in the consolidated statement of cash flows.

On April 4, 2018, upon the meeting of all applicable conditions precedent, the transaction was closed. The price paid by Vista on that date, considering the agreed adjustments regarding interests in PELSA, amounted to US$ 398.6 million. However, this amount is subject to the adjustment calculation mechanism stipulated in the agreement, which involves the recognition to Vista of the costs and benefits associated with direct interests in the areas as from January 1, 2018. The Company estimates that the closing of the transaction will generate profits net of taxes in the amount of approximately $ 1,634 million, including an estimate of pending price adjustments.

1.3.2 Sale of assets in the Refining and Distribution segment

On December 7, 2017, the Company executed with Trafigura Ventures B.V and Trafigura Argentina S.A. ( “Trafigura”) an agreement for the sale of certain assets in the Company’s refining and distribution segment based on the conviction that the oil refining and distribution business calls for a larger scale to attain sustainability. The closing of the transaction is subject to the meeting of certain conditions precedent.

The assets subject-matter of the transaction are as follows: (i) the Ricardo Eliçabe refinery; (ii) the Avellaneda lubricants plant; (iii) the Caleta Paula reception and dispatch plant; and (iv) the network of gas stations currently operated under Petrobras branding.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

The Dock Sud storage facility is excluded from the sale, as well as the Company's investment in Refinor.

The price of the transaction includes US$ 90 million in cash, including the regular working capital of the business, to be adjusted as of the closing of the transaction, and an additional financed amount equivalent to the market value of crude oil, to be ascertained upon the closing of the transaction pursuant to the methodology stipulated in the agreement.

Pursuant to the foregoing, assets and liabilities subject to this transaction have been classified as held for sale, in accordance with IFRS 5. The Company has measured its net assets at the lower of fair value less cost to sell and carrying value before held for sale criteria was met and it involved the recognition of an impairment of Intangible assets and Property, plant and equipment in the amount of $ 687 million as of December 31, 2017, and the results for the Refining and Distribution segment under "Discontinued Operations" of the statement of comprehensive income.

Under the executed agreement, the Company incorporated, with 100% of the shareholdings, and later made several contributions for a total amount of $ 960 million to the following companies: Lubricantes Avellaneda S.A.U., Refinería Bahía Blanca S.A.U. and Terminal CP S.A.U., to supply the capital necessary to acquire the whole of the assets mentioned in bullets i) through iii).

On May 9, 2018, upon the meeting of all applicable conditions precedent the transaction was subject to, the closing of the sale to Trafigura was carried out, including the transfer of all the Company’s contracts, permits and licenses key for the ordinary conduction of the business, together with the transfer of 1,034 employees related to the assets subject-matter of the sale, of which 67 employees work on the Company’s corporate segment.

The assets mentioned in bullets (ii) and (iv) above will be transferred in line with the gradual rebranding of gas stations to the “Puma Energy” brand owned by Trafigura, a process which is expected to be concluded in 2019.

After applying the adjustments stipulated in the assets purchase and sale agreement, the transaction price amounted to US$ 124.5 million, and was paid by Trafigura on May 9, with the exception of US$ 9 million which were previously paid as down payment upon the execution of the agreement, and US$13.5 million which have been deposited in an escrow account and which will be released in line with the transfer of the network’s gas stations to the “Puma Energy” brand.

Furthermore, after the closing of the transaction, Trafigura will cancel a debt owed to Pampa for the purchase of crude oil in the amount of US$ 56 million.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

The consolidated statement of comprehensive income related to discontinued operations is presented below:

As of March 31, 2018

	Oil and gas	Refining y distribution	Eliminations	Total
Revenue	1,743	5,079	(2,072)	4,750
Cost of sales	(864)	(4,228)	1,965	(3,127)
Gross profit (loss)	879	851	(107)	1,623

Selling expenses	(51)	(486)	-	(537)
Administrative expenses	(33)	(119)	-	(152)
Exploration expenses	(3)	-	-	(3)
Other operating income	42	55	-	97
Other operating expenses	(20)	(135)	-	(155)
Operating income (loss)	814	166	(107)	873

Financial income	16	13	-	29
Financial expenses	-	(12)	-	(12)
Other financial results	(38)	33	-	(5)
Financial results, net	(22)	34	-	12
Income (loss) before income tax	792	200	(107)	885
				-
Income tax	(321)	(33)	-	(354)
Profit (loss) of the period for discontinued operations	471	167	(107)	531

Other comprehensive income
Items that may be reclassified to profit or loss				-
Exchange differences on translation	443	-	-	443
Other comprehensive income of the period for discontinued operations	443	-	-	443
Total comprehensive income (loss) of the period for discontinued operations	914	167	(107)	974

	Oil and gas	Refining y distribution	Eliminations	Total
Total income (loss) of the period for discontinued operations attributable to:
Owners of the company	409	167	(107)	469
Non - controlling interest	62	-	-	62
	471	167	(107)	531

Total comprehensive income (loss) of the period for discontinued operations attributable to:
Owners of the company	670	167	(107)	730
Non - controlling interest	244	-	-	244
	914	167	(107)	974

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

As of March 31, 2017

	Oil and gas	Refining y distribution	Eliminations	Total
Revenue	1,505	3,991	(1,470)	4,026
Cost of sales	(1,184)	(3,393)	1,494	(3,083)
Gross profit	321	598	24	943

Selling expenses	(49)	(435)	-	(484)
Administrative expenses	(32)	(113)	-	(145)
Exploration expenses	(5)	-	-	(5)
Other operating income	80	56	-	136
Other operating expenses	(38)	(71)	-	(109)
Operating income	277	35	24	336

Financial income	4	3	-	7
Financial expenses	-	(9)	-	(9)
Other financial results	27	32	-	59
Financial results, net	31	26	-	57
Income before income tax	308	61	24	393

Income tax	(71)	(28)	-	(99)
Profit of the period for discontinued operations	237	33	24	294

Other comprehensive income
Items that may be reclassified to profit or loss				-
Exchange differences on translation	(150)	-	-	(150)
Other comprehensive loss of the period for discontinued operations	(150)	-	-	(150)
Total comprehensive income of the period for discontinued operations	87	33	24	144

	Oil and gas	Refining y distribution	Eliminations	Total
Total income of the period for discontinued operations attributable to:
Owners of the company	193	33	24	250
Non - controlling interest	44	-	-	44
	237	33	24	294

Total comprehensive income of the period for discontinued operations attributable to:
Owners of the company	106	33	24	163
Non - controlling interest	(19)	-	-	(19)
	87	33	24	144

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

The consolidated statement of cash flows related to discontinued operations is presented below:

	03.31.2018	03.31.2017

Net cash (used in) generated by operating activities	(99)	1,029
Net cash used in investing activities	(26)	(276)
Net cash generated by (used in) financing activities	69	(761)
Decrease in cash and cash equivalents from discontinued operations	(56)	(8)

Cash and cash equivalents at the begining of the year	161	91
Decrease in cash and cash equivalents	(56)	(8)
Cash and cash equivalents at the end of the period	105	83

As of March 31, 2018 and December 31, 2017, the assets and liabilities that comprise the assets held for sale and associated liabilities are:

	Oil and gas	Refining y distribution	03.31.2018
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	8,038	1,124	9,162
Intangible assets	311	104	415
Financial assets at amortized cost	24	-	24
Trade and other receivables	274	-	274
Total non-current assets	8,647	1,228	9,875

CURRENT ASSETS
Inventories	206	1,933	2,139
Financial assets at fair value through profit and loss	938	-	938
Trade and other receivables	151	-	151
Cash and cash equivalents	105	-	105
Total current assets	1,400	1,933	3,333
Total assets classified as held for sale	10,047	3,161	13,208

LIABILITIES
NON-CURRENT LIABILITIES
Defined benefit plans	107	58	165
Deferred tax liabilities	713	-	713
Provisions	950	47	997
Taxes payables	45	-	45
Total non-current liabilities	1,815	105	1,920

CURRENT LIABILITIES
Trade and other payables	320	-	320
Salaries and social security payable	32	-	32
Defined benefit plans	2	6	8
Income tax and minimum notional income tax provision	102	-	102
Taxes payables	69	-	69
Provisions	49	31	80
Total current liabilities	574	37	611
Liabilities associated to assets classified as held for sale	2,389	142	2,531

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

	Oil and gas	Refining y distribution	12.31.2017
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	7,545	1,119	8,664
Intangible assets	311	104	415
Financial assets at amortized cost	35	-	35
Trade and other receivables	6	-	6
Total non-current assets	7,897	1,223	9,120

CURRENT ASSETS
Inventories	153	1,960	2,113
Financial assets at fair value through profit and loss	681	-	681
Trade and other receivables	426	-	426
Cash and cash equivalents	161	-	161
Total current assets	1,421	1,960	3,381
Total assets classified as held for sale	9,318	3,183	12,501

LIABILITIES
NON-CURRENT LIABILITIES
Defined benefit plans	97	58	155
Deferred tax liabilities	567	-	567
Provisions	922	52	974
Total non-current liabilities	1,586	110	1,696

CURRENT LIABILITIES
Trade and other payables	390	-	390
Salaries and social security payable	47	-	47
Defined benefit plans	2	6	8
Income tax and minimum notional income tax provision	26	-	26
Taxes payables	117	-	117
Provisions	51	35	86
Total current liabilities	633	41	674
Liabilities associated to assets classified as held for sale	2,219	151	2,370

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 1: (Continuation)

1.4      Investments in subsidiaries

Subsidiaries information

Unless otherwise indicated, the capital stock of the subsidiaries consists of common shares, each granting the right to one vote. The country of the registered office is also the principal place where the subsidiary develops its activities.

			03.31.2018	12.31.2017
Company	Country	Main activity	Direct and indirect participation %	Direct and indirect participation %
Corod	Argentina	Oil	100.00%	100.00%
CPB Energía S.A.	Argentina	Oil	100.00%	100.00%
Ecuador TLC S.A.	Ecuador	Oil	100.00%	100.00%
Edenor (2)	Argentina	Distribution of energy	51.43%	51.54%
Enecor S.A.	Argentina	Transportation of electricity	69.99%	69.99%
HIDISA	Argentina	Generation	61.00%	61.00%
HINISA	Argentina	Generation	52.04%	52.04%
PACOSA	Argentina	Distributor	100.00%	100.00%
PBI	Bolivia	Investment	100.00%	100.00%
PELSA (1)	Argentina	Oil	58.88%	58.88%
Petrobras Energía Colombia Gran Cayman	Colombia	Oil	100.00%	100.00%
Petrobras Energía Ecuador	Gran Cayman	Investment	100.00%	100.00%
Petrobras Energía Operaciones Ecuador	Ecuador	Oil	100.00%	100.00%
Petrolera San Carlos S.A.	Venezuela	Oil	100.00%	100.00%
PHA	Spain	Investment	100.00%	100.00%
PISA	Uruguay	Investment	100.00%	100.00%
PP	Argentina	Investment	100.00%	100.00%
PPSL	Spain	Investment	100.00%	100.00%
TGU	Uruguay	Gas transportation	100.00%	100.00%
Transelec	Argentina	Investment	100.00%	100.00%
Trenerec	Bolivia	Investment	100.00%	-

(1)       See Note 1.3.1

(2)       Corresponding to the actual interest taking into consideration the effects of Edenor’s portfolio shares (the nominal stake amounting to 51%).

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: REGULATORY FRAMEWORK

As of the issuance of these condensed interim consolidated financial statements, there are no meaningful changes regarding the situation disclosed by the Company as of December 31, 2017 except for the following:

2.1.     Electricity Distribution

2.1.1   Tariff situation

On January 31, 2018, the ENRE issued Resolution No. 33/18, whereby it approves the CPD values, the values of the monthly installment to be applied in accordance with the provisions of ENRE Resolution No. 329/17, and the values of Edenor’s electricity rate schedule applicable to consumption recorded as from February 1, 2018 recognizing income for $ 302 million under Revenues from sales.

2.1.2 Framework Agreement

Due to the fact that at the date of these condensed interim financial statements the approvals by the Federal Government and the Government of the Province of Buenos Aires of a new Addendum to the Framework Agreement, which should have gone into effect on October 1, 2017, are still in process, no revenue for this concept which as of March 31, 2018, accumulates a total of $ 94 million, has been recognized.

2.1.3 Penalties

Due to the occurrence of an extraordinary situation that affected the provision of the service, covered by item 3.3 of Sub-appendix 4 to the Concession Agreement (more than 70,000 daily consumers affected in the certain periods), on April 23, 2018, the ENRE issued Resolution No. 118 pursuant to which Edenor is instructed to calculate and pay a compensation to small-demand residential customers (residential Tariff 1 Consumers) for each interruption higher than or equal to 20 hours suffered during said periods. The impacts of these compensation amounts were quantified by Edenor in $ 87 million and recognized as of March 31, 2018.

At the date of issuance of these condensed interim financial statements, Edenor is analyzing the possibility of challenging the aforementioned resolution, considering that the resolution in this does not comply with the applicable regulations.

.

2.2.     Gas Transportation

2.2.1 Natural Gas Transportation

On March 27, 2018, the PEN passed Executive Order No. 250/2018 ratifying the Comprehensive Memorandum of Understanding executed on March 30, 2017 between TGS and the National Government, which had been timely approved by the different intervening government agencies and the National Congress. This Executive Order provides for the termination of the RTI process and the Transitory Agreement also executed between TGS and the National Government on March 30, 2017, which marks the conclusion, after 17 years, of the License renegotiation after 17 years of discussions.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

As a result: (i) TGS received the last installment of the tariff increase provided for by Resolution No. 4,362/17; and (ii) TGS and its current and previous shareholders will waive all administrative and/or judicial claims brought against the National Government, including the Arbitration Proceeding initiated before the ICSID, by June 26, 2018. As of the issuance of these consolidated condensed interim financial statements and as agreed with the National Government, the Arbitration Proceeding has been suspended until July 15, 2018.

In this sense, and in line with the public hearing held on February 20, 2018, on March 27, 2018, ENARGAS Resolution No. 310/18 granted a 50% increase in the natural gas transportation utility and the Access and Use Charge tariffs. It should be pointed out that this increase includes the last stage of the whole tariff increase granted under Resolution No. 4,362/17 for 214.2% and 37% on the natural gas transportation utility and the Access and Use Charge, respectively, pursuant to MEyM Resolution No. 74/2017, which provided for its application in three stages.

As of the issuance of these condensed interim financial statements, the 2016 Investment Plan committed by TGS under the Transitory Agreement entered into on February 24, 2016 is currently in progress.

In view of the full performance of such investment plan and the conclusion of the RTI process, TGS is subject to no regulatory limitations preventing the payment of dividends as stipulated in the 2016 Transitory Agreement.

2.2.2 Non-Regulated Activity

On March 27, 2018, the Secretariat of Hydrocarbon Resources issued Resolution No. 5/2018 providing for an increase, effective as from April 1, 2018, in the price of the products supplied under the Household Gas Bottles’ Program created by Executive Order No. 470/15, to $ 5,416/ton and $ 5,502/ton for butane and propane, respectively. Besides, the compensation paid by the National Government remained at $ 550/ton. As of March 31, 2018, the National Government owes TGS $ 212 million under these items.

2.2.3 Arbitration claim

With regard to the Arbitration Claim informed in Note 2.6.3. to the consolidated financial statements as of December 31, 2017, on April 20, 2018, TGS was notified by the International Court of Arbitration that on April 18, 2018, such Court received the Draft Award submitted by the Arbitration Court on the arbitration proceeding brought by Pan American Energy LLC, Argentine Branch and Pan American Sur S.A regarding the execution of three natural gas processing agreements.

The Draft Award will be reviewed by the International Court of Arbitration and later communicated to the parties. As of the issuance of these consolidated condensed interim financial statements, TGS has not been notified of the results of the Award.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 2: (Continuation)

TGS considers that the claim contains inconsistencies resulting from wrongful interpretations by the plaintiffs of the rights and obligations stipulated in the agreement and an incorrect application of the agreed mechanisms for the calculation of product allocations and that, therefore, the claimed amount is inadmissible. Additionally, TGS’s external counselors understand that as of the issuance of these consolidated condensed interim financial statements, and based on the allegations submitted by the defense and the evidence filed by TGS, it is more likely than unlikely that TGS’ position will be upheld in this arbitration proceeding.

2.2.4 Contractual Commitments - Vaca Muerta Project

On April 3, 2018, TGS; the Subsecretariat of Energy, Mining and Hydrocarbons of the Province of Neuquén, and Petróleo de Neuquén S.A., executed a memorandum of understanding granting TGS a concession for the construction and operation of a gas collector pipeline crossing different fields in the Vaca Muerta formation. Additionally, TGS will construct and operate a gas conditioning plant.

The collector pipeline, which will connect the Rincón La Ceniza field with the main gas pipeline system, will have a transportation capacity of 37 million MMm3/day and a 92 km extension. The conditioning plant, which will adapt the quality of natural gas before its entry into the main gas pipeline system, will have an initial capacity of 5 MM m3/day. The first stage of the project will require a US$ 250 million investment and will be executed in the remainder of the year 2018 and part of the year 2019.

2.3.     Transmission

On February 15, 2018, the ENRE issued Resolutions No. 37/18 and 38/18, as amended by Resolutions No. 99/18 and No. 100/18 dated April 5, 2018, setting new tariff schemes effective as from February 2018, the resulting annual regulated revenues amounting to $ 4,388 million and $ 1,979 million for Transener and Transba, respectively.

Besides, during fiscal year 2017, Transener and Transba requested the recognition of damages on account of breaches by the National Government regarding the following: (i) the failure to recognize receivables on account of cost variations in the provision of the high-voltage electric power transmission and regional distribution in the Province of Buenos Aires based on the actual cost variations under the Transition Tariff Regime; and (ii) the failure to determine the reasonable profitability that should result from the RTI, both items for the May 2013-January 2017 period.

Notwithstanding the foregoing, claims submitted by Transener and Transba regarding the capital base valuation on which the profitability fixed by ENRE Resolution No. 553/16 applies and other issues that have not been resolved favorably will continue being heard before the SEE under the appeal brought subsidiarily to the Motions for Reconsideration.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 3: BASIS OF PREPARATION

These unaudited condensed interim financial statements for the three-month period ended on March 31, 2018 have been prepared in accordance with the provisions of IAS 34 "Interim Financial Reporting", these are expressed in Argentine pesos and have been approved for their issuance by the Company’s Board of Directors on May 11, 2018.

This unaudited condensed interim financial information had been prepared under the historical cost convention, modified by the measurement of financial assets at fair value and should be read in conjunction with the consolidated financial statements of the Company as of December 31, 2017, which have been prepared in accordance with IFRS, as issued by the IASB.

These unaudited condensed interim financial statements for the three-month period ended March 31, 2018 have not been audited. The Company’s management estimates they include all the necessary adjustments to state fairly the results of operations for each period. The results for the three-month period ended March 31, 2018, does not necessarily reflect in proportion the Company’s results for the complete year.

The accounting policies have been consistently applied to all entities within the Group.

Comparative information

Balances as of December 31, 2017 and for the three-month period ended on March 31, 2017, included in these unaudited condensed interim financial statements for comparative purposes, are derived from the financial statements at those dates. Certain reclassifications have been made to those financial statements to keep the consistency in the presentation with the amounts of the current period.

As a result of the divestments mentioned in Note 1.3, the Company has classified certain assets from Refining and Distribution and Oil and Gas segments as held for sale, classifying their results and cash flows as discontinued operations.

Additionally, with the purpose of improving the quality of the revised internal information for decision-making and resource allocation processes, the Company has assigned to each business segment the expenses of the centralized structure and the financial results associated with the management of the net financial debt and the income tax considered in the Holding and Others segment.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: ACCOUNTING POLICIES

The accounting policies applied in these unaudited condensed interim financial statements are consistent with those used in the financial statements for the last fiscal year prepared under IFRSs, which ended on December 31, 2017.

4.1 New accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Company has applied the following standards and / or amendments for the first time as of January 1, 2018:

- IFRS 15 "Revenue from contracts with customers" (issued in May 2014 and amended in September 2015)

- IFRS 9 "Financial instruments" (amended in July 2014)

- IFRS 2 "Share based payments" (amended June 2016)

- IFRIC 22 "Foreign currency transactions and advance consideration" (issued in December 2016)

- Annual improvements to IFRS Standards - Cycle 2014-2016 (issued in December 2016)

The impact of the initial application of IFRS 9 and IFRS 15 is disclosed below, either the impact on the results of operations and the financial position of the Company, or the impact on the accounting policies applicable as from January 1, 2018.

The application of the rest of the standards, modifications or interpretations did not have any impact on the results of the operations or the financial position of the Company.

4.1.1 Impacts of adoption

4.1.1.1 IFRS 15

The Company opted to apply IFRS 15 retrospectively as from of January 1, 2018, only in relation to contracts that were not completed at the date of initial application, recognizing, when applicable, the cumulative effect of the application as an adjustment to the opening balance of retained earnings.

The management has assessed the effects of the application of IFRS 15, in relation to the contracts not completed as of January 1, 2018 and has not identified differences related to the identification of performance obligations, nor the methodology for allocating prices to those obligations, that could affect the amount or timing of revenue recognition and, as a consequence, the Company did not recognize any adjustment to the opening balance of retained earnings. Finally, no contract assets or contract liabilities to be separately presented in accordance with IFRS 15, have been identified.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.1.1.2 IFRS 9

The Company applied IFRS 9 amended retrospectively as from January 1, 2018, with the practical expedient permitted under the standard, without restating comparative periods.

The Company has reviewed its financial assets measured and classified at fair value through profit and loss or at amortized cost and has concluded that satisfy conditions to maintain the classification. As a result, the initial adoption did not affect the classification and measurement of financial assets of the Company.

On the other hand, regarding the new hedge accounting model, the Company has not opted for the designation of any hedge relationship at IFRS 9 amended initial adoption date and, consequently, the initial adoption did not have any impact on the results of operations or the financial position of the Company.

Finally, in relation to the change in the impairment methodology for financial assets based on expected credit losses, the Company applied the simplified approach of IFRS 9 for trade receivables and for other receivables with similar risk characteristics. To measure the expected credit losses, receivables are grouped by business segment, and based on shared credit risk characteristics and the days past due.

The expected credit loss as of January 1, 2018 was determined based on the following credit loss rates calculated for days past due:

Rates	Undue	30 days	60 days	90 days	120 days	150 days	180 days	+180 days
Distribution of energy	8%	8%	12%	19%	26%	59%	-	-
Rest of business segments	0.32%	0.93%	8.11%	19.61%	35.69%	45.63%	59.00%	63.01%

The loss allowance for trade receivables adjustment as of January 1, 2018 for the application of the expected credit losses methodology to the loss allowance as of December 31, 2017is as follows:

Initial Adjustment
Loss allowance for trade receivables calculated under IAS 39 as of 12/31/2017	557
Adjustment to the opening balance of retained earnings	118
Loss allowance for trade receivables calculated under IFRS 9 as of 01/01/2018	675

The loss allowance for trade receivables increased by $ 192 million, to $ 867 million during the three-month period ended March 31, 2018.

Trade receivables are written off when there is no reasonable expectation of recovery. The Company believes that the following are indicators of non-compliance: i) insolvency, bankruptcy or initiation of judicial demands; ii) insolvency state implying a high degree of uncollectivity and iii) more than 90 days past due balances.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

The loss allowance for other receivables adjustment as of January 1, 2018 for the application of the expected credit losses methodology to the loss allowance as of December 31, 2017is as follows:

Initial Adjustment
Loss allowance for other receivables calculated under IAS 39 as of 12/31/2017	173
Adjustment to the opening balance of retained earnings	(26)
Loss allowance for other receivables calculated under IFRS 9 as of 01/01/2018	147

The loss allowance for other receivables increased by $ 66 million, to $ 213 million during the three-month period ended March 31, 2018.

The detailed adjustments to the opening balance in equity as a result of the application of IFRS 9, are disclosed net of tax effect for a total amount of $ 67 million, with counterpart in retained earnings of $ 37 million and in non-controlling interest of $ 30 million.

Finally, although cash, cash equivalents and financial assets are also subject to the impairment requirements of IFRS 9, the identified impairment loss is immaterial.

4.1.2 Impact on accounting policies

4.1.2.1 IFRS 15 – Revenue from contracts with customers

Generation segment

(i) Revenues from SPOT market sales (SEE Resolution No. 19-E/17)

The Company recognizes revenues from i) power availability on a monthly basis as the different power stations are available to generate and ii) energy generated when the delivery of energy is effective, based on the price specified in the applicable Resolution depending on the technology of each plant, including the additional remuneration, if applicable. Revenues are not adjusted for the effect of financing components as sales are made with an average credit term of 45 days.

(ii) Revenues from contracts with CAMMESA (SE Resolution No. 220/07, SEE Resolution No. 21/16, SEE Resolution No. 420/17 and Renovar Programs)

The Company recognizes revenues from supply contracts with CAMMESA for i) power availability on a monthly basis, as the different power plants are available to generate and ii) energy generated when the delivery of energy is effective, based on the price established in each contract. Revenues are not adjusted for the effect of financing components as sales are made with an average credit term of 45 days.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

(iii) Revenues from contracts within the MAT (energy plus Resolution SE No. 1281/06 and renewable energy Resolution MEyM No. 281/17)

The Company recognizes revenues from energy plus sales when the delivery of energy is effective based on the price established in each contract. Revenues are not adjusted for the effect of financing components as sales are made with an average credit term of 30 days, which is consistent with market practice.

Distribution of energy segment

(i) Revenues from contracts with customers (ENRE Resolution No. 63/17 and amendments Resolutions No. 81/17, 82/17, 92/17 and Note No. 124,898 and ENRE Resolution No. 603/17)

The Company recognizes, on a monthly basis, revenues from electricity distribution and commercialization as energy is distributed to each client based on the applicable tariff and procedures established by the ENRE. Such revenue includes energy delivered, whether billed or unbilled, at the end of each period. Revenues are not adjusted for the effect of financing components as sales’ payments are not deferred over time, which is consistent with market practice.

The current remuneration scheme establishes certain limits to the increase in the Value Added Distribution (VAD) resulting from the tariff structure review process, as well as a mechanism for monitoring the variation of Own Distribution Costs (CPD), which implies an increase in the compensation scheme for certain cases; the Company recognizes related revenues only to the extent that it is highly probable that a significant reversal will not occur and it is probable that the consideration will be collected regardless the period in which the energy is distributed.

The Company recognizes revenues related to energy supply to low-income areas and shantytowns, only to the extent that the Framework Agreement with Argentine Nation and Province of Buenos Aires has been renewed for the period in which the service was rendered.

(ii) Other revenues from contracts with customers

The Company recognizes other revenues from contracts with customers in relation to connection and reconnection services, rights of use on poles and transport of energy to other distribution companies on a monthly basis as services are rendered based on the price established in each contract. Revenues are not adjusted for the effect of financing components as sales’ payments are not deferred over time, which is consistent with market practice.

Oil and gas segment

(i) Revenues from contracts with customers

The Company recognizes revenues from the sale of gas when control of the product is transferred, that is, at the output of each area, when the gas is delivered to the carrier and to the extent there is no unfulfilled obligation that could affect the acceptance of the product by the client. In all cases the transport of the gas is in charge of the client. Revenues from these sales are recognized based on the price by product specified in each contract or agreement to the extent that it is highly probable that a significant reversal will not occur.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

Revenues are not adjusted for the effect of financing components as sales are made with a credit term not exceeding 45 days, which is consistent with market practice.

(ii) Income from Surplus Gas Injection (Natural Gas Surplus Injection Promotion Program - Resolution No. 1/13 and Natural Gas Surplus Injection Promotion Program for Companies with Reduced Injection Resolution No. 60/13 and Modifications Resolutions N ° 22/14 and N ° 139/14 and Program for the Encouragement of Investments in Development of Unconventional Natural Gas Production - MEyM Resolution N ° 46-E / 17 and amendments MEYM Resolution N ° 419/17, MEyM Resolution N ° 447-E / 17 and MEyM Resolution N ° 12E / 18)

The Company recognizes revenues from surplus gas injection when the delivery of the gas is effective based on the price established in the applicable regulation, only to the extent that it is highly probable that a significant reversal will not occur and it is probable that the consideration will be collected, that is, as the procedure established by Government is formally complied with. Although, the consideration Programs´ collection depends on the Argentine Government’s payment capacity that has incurred in important delays in the cancellation of the credits in the past, revenues are not adjusted for the effect of financing components, which is consistent with market practice.

Petrochemical segment

The Company recognizes revenues from the sale of petrochemical products, whether in local or foreign market, when the control of the product is transferred, that is, when the products are delivered to the client and there is no unfulfilled obligation that could affect the acceptance of the product by the client. The delivery, as established in each contract, is occurs:

(a) when the products are dispatched and transported by and in charge of the client, or,

(b) when the products have been dispatched by the Company to a specific location, the obsolescence risks and loss have been transferred to the client, and the client has accepted the products according to the sale contract, the acceptance provisions have expired, or when the Company has objective evidence that all acceptance criteria have been met.

Revenues from these sales are recognized based on the price specified in each contract, to the extent that it is highly probable that a significant reversal will not occur. Revenues are not adjusted for the effect of financing components as sales are made with a credit term not exceeding 90 days, which is consistent with market practice.

Holding and others segment

The Company recognizes revenues from contracts with customers in relation to advisory services to related companies as services are rendered based on the price established in each agreement. Revenues are not adjusted for the effect of financing components, as sales are made with a credit term of 30 days, which is consistent with market practice.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 4: (Continuation)

4.1.2.2 IFRS 9 – Impairment for trade receivables and other receivables

The Company applies the simplified approach permitted by IFRS 9 for trade receivables and for other credits with similar risk characteristics, regardless the existence objective evidence of impairment.

4.1.3 Impact on critical accounting estimates and judgments

4.1.3.1 IFRS 9 - Impairment for trade receivables and other receivables

The recognition of loss allowances for trade receivables and other receivables with similar risk characteristics, is based on the Company's best estimate of the default risk and the calculation of expected credit loss ratios, based on the historical information of the behavior of the Company's clients, current market conditions and forward-looking estimates at the end of each reporting period.

4.2 New accounting standards and amendments issued by the IASB which have not been adopted by the Company

-       IAS 19 "Employee benefits": amended in February 2018, establishes changes for measurement of past services costs and net interest in case of post-employment defined benefit plans amendments, curtailments or settlements. It is applicable to plan amendments, curtailments or settlements occurring on or after 1 January 2019.

-      Conceptual Framework: the IASB issued a revised conceptual framework for financial reporting that will replace the current framework. However, the framework is not a standard, nor does it replace any existing standard. The set of concepts of the revised conceptual framework is effective immediately for the IASB and Interpretations Committee. It is effective for annual periods beginning on or after January 1, 2020 for companies with financial statements under IFRS that use the conceptual framework to develop accounting policies when no IFRS Standard applies to a particular transaction.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 5: CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these unaudited consolidated condensed interim financial statements requires the Company’s Management to make future estimates and assessments, to apply critical judgment and to establish assumptions affecting the application of accounting policies and the amounts of disclosed assets and liabilities, and income and expenses.

Mentioned estimates and judgments are evaluated on a continuous basis and are based on past experiences and other reasonable factors under the existing circumstances. Actual future results might differ from the estimates and evaluations made at the date of preparation of these unaudited condensed interim financial statements.

In the preparation of these unaudited condensed interim financial statements, management judgements on applying the Company’s accounting policies and sources of information used for the respective estimates are the same as those applied in the Financial Statements for the year ended December 31, 2017, except for the impact resulting from the initial application of IFRS 9 and IFRS 15 previously detailed in Note 4.1.1.

NOTE 6: FINANCIAL RISK MANAGEMENT

The Company’s activities are subject to several financial risks: market risk (including the exchange rate risk, the interest rate risk and price risk), credit risk and liquidity risk.

No significant changes have arisen in risk management policies since last year.

On March 28, 2018, the Company executed treasury lock agreements for US$ 250 million to hedge the risk of an increase in the indebtedness rate for future refinancing and/or new investments.

Additionally, on April 12, 2018, Edenor entered into a hedge operation with Citibank London with the purpose of fixing the financial cost subject to a variable rate of interest amounts that Edenor must pay basis for the October 2018-October 2020 period, corresponding to the loan granted by ICBC at a variable rate consisting of the six-month Libor rate plus a 2.75% spread, updated semiannually in quarter of a point.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: SEGMENT INFORMATION

The Company is an integrated energy company in Argentina, which participates in the various segments of the electricity sector, in the exploration and production of gas and oil, in petrochemicals and in the refining and distribution of fuels.

Through its own activities, subsidiaries and holdings in joint ventures and affiliates, and based on the business nature, customer portfolio and risks involved, we were able to identify the following business segments:

Electricity Generation, consisting of the Company’s direct and indirect interests in CPB, HINISA, HIDISA, Greenwind, PEFMSA, PEA, Enecor, TMB, TJSM and through its own electricity generation activities through Central Térmica Güemes, Loma de la Lata, Genelba, Piquirenda, Parque Pilar, Ingeniero White and EcoEnergía, the Pichi Picún Leufú hydroelectric complex.

Electricity Distribution, consisting of the Company’s indirect interest in Edenor.

Oil and Gas, consisting of the Company’s own interests in oil and gas areas and through its direct interest in PEPASA, PELSA and PACOSA and investments in Oldelval and OCP associates As of March 31, 2018 and 2017, the Company has classified the results of the divestment mentioned in Note 1.3.1 as discontinued operations.

Refining and Distribution, consisting of the Company’s own operations in the refinery at Bahía Blanca and the service station network, the equity interest in Refinor associate and the commercialization of the oil produced in Argentina, which is transferred at market prices from the Oil and Gas segment. As of March 31, 2018 and 2017, the Company has classified the results of the divestment mentioned in Note 1.3.2 as discontinued operations.

Petrochemicals, comprising of the Company’s own styrenics operations and the catalytic reformer plant operations conducted in Argentine plants.

Holding and Other Business, consisting of financial investment transactions, holding activities, interests in joint businesses CITELEC and CIESA and their respective subsidiaries, which hold the concession over the high voltage electricity transmission nationwide and over gas transportation in the South of the country, respectively.

The Company manages its operating segments based on their individual net results and, with the purpose of improving the quality of the revised internal information for decision-making and resource allocation processes, it has assigned to each business segment the expenses of the centralized structure and the financial results associated with the management of the net financial debt and the income tax considered in the Holding and Others segment.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2018	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	3,283	11,010	3,012	-	1,896	200	-	19,401
Intersegment sales	13	-	125	-	-	-	(138)	-
Cost of sales	(1,248)	(7,092)	(1,768)	-	(1,664)	-	117	(11,655)
Gross profit (loss)	2,048	3,918	1,369	-	232	200	(21)	7,746

Selling expenses	(25)	(718)	(153)	-	(71)	-	-	(967)
Administrative expenses	(194)	(411)	(341)	-	(104)	(232)	-	(1,282)
Exploration expenses	-	-	(2)	-	-	-	-	(2)
Other operating income	24	52	3,317	-	44	53	-	3,490
Other operating expenses	(37)	(262)	(2,047)	-	(226)	(44)	2	(2,614)
Share of profit (loss) from joint ventures	(87)	-	19	6	-	621	-	559
Operating profit (loss)	1,729	2,579	2,162	6	(125)	598	(19)	6,930

Financial income	257	92	22	-	8	53	(4)	428
Financial expenses	(570)	(485)	(375)	-	(8)	(1)	4	(1,435)
Other financial results	(971)	(124)	(1,097)	-	(41)	207	-	(2,026)
Financial results, net	(1,284)	(517)	(1,450)	-	(41)	259	-	(3,033)
Profit (loss) before income tax	445	2,062	712	6	(166)	857	(19)	3,897

Income tax	(149)	(606)	49	-	43	88	-	(575)
Profit (loss) for the period	296	1,456	761	6	(123)	945	(19)	3,322

Profit (loss) for the period for the discontinued operations	-	-	471	167	-	-	(107)	531
Profit (loss) for the period	296	1,456	1,232	173	(123)	945	(126)	3,853

Depreciation and amortization	272	136	426	-	37	3	-	874

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2018	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	234	741	1,169	173	(123)	945	(126)	3,013
Non - controlling interest	62	715	63	-	-	-	-	840

Consolidated statement of financial position as of March 31, 2018
Assets	23,833	31,448	34,584	6,810	3,903	20,438	(4,154)	116,862
Liabilities	7,289	28,366	12,952	4,246	2,850	41,053	(4,039)	92,717

Additional consolidated information as of March 31, 2018
Increases in property, plant and equipment	608	859	597	-	10	38	-	2,112

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2017	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Revenue	1,569	5,367	2,298	-	1,807	99	-	11,140
Intersegment sales	6	-	95	-	-	-	(101)	-
Cost of sales	(814)	(3,585)	(1,465)	-	(1,646)	(1)	103	(7,408)
Gross profit	761	1,782	928	-	161	98	2	3,732

Selling expenses	(18)	(499)	(137)	-	(58)	-	-	(712)
Administrative expenses	(183)	(323)	(330)	-	(98)	(120)	-	(1,054)
Exploration expenses	-	-	(8)	-	-	-	-	(8)
Other operating income	317	23	626	-	17	258	-	1,241
Other operating expenses	(114)	(164)	(222)	-	(53)	(327)	-	(880)
Share of loss from joint ventures	-	-	2	9	-	283	-	294
Operating profit (loss)	763	819	859	9	(31)	192	2	2,613

Financial income	199	59	52	-	3	40	(39)	314
Financial expenses	(492)	(402)	(414)	-	(5)	7	39	(1,267)
Other financial results	228	193	313	-	(5)	(111)	-	618
Financial results, net	(65)	(150)	(49)	-	(7)	(64)	-	(335)
Profit (loss) before income tax	698	669	810	9	(38)	128	2	2,278

Income tax and minimum notional income tax	325	(234)	(329)	-	14	(53)	-	(277)
Profit (loss) for the period for continuing operations	1,023	435	481	9	(24)	75	2	2,001
Profit for the period for discontinued operations	-	-	237	33	-	-	24	294
Profit (loss) for the period	1,023	435	718	42	(24)	75	26	2,295
Depreciation and amortization	184	101	474	-	30	-	-	789

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 7: (Continuation)

Consolidated profit and loss information as of March 31, 2017	Generation	Distribution of energy	Oil and gas	Refining & Distribution	Petrochemicals	Holding and others	Eliminations	Consolidated
Total profit (loss) attributable to:
Owners of the Company	991	231	560	42	(24)	75	26	1,901
Non - controlling interest	32	204	158	-	-	-	-	394

Consolidated statement of financial position as of December 31,2017
Assets	22,833	26,149	22,116	5,887	3,161	29,449	(5,128)	104,467
Liabilities	7,635	24,460	10,446	3,599	2,406	40,948	(5,139)	84,355

Additional consolidated information as of December 31, 2017
Increases in property, plant and equipment	1,190	760	723	37	21	17	-	2,748

The accounting criteria used by the different subsidiaries for measuring the segments’ results, assets and liabilities are consistent with those used in the financial statements. Assets and liabilities are assigned based on the segment’s activity.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTEA 8: REVENUE

	03.31.2018	03.31.2017

Sales of energy to the Spot Market	1,708	871
Sales of energy by contract	1,573	694
Other sales	2	4
Generation subtotal	3,283	1,569

Energy sales	10,963	5,332
Right of use of poles	35	28
Connection and reconnection charges	12	6
Other sales	-	1
Distribution subtotal	11,010	5,367

Oil, Gas and liquid sales	2,995	2,138
Other sales	19	160
Oil and gas subtotal	3,014	2,298

Administrative services sales	198	96
Other sales	-	3
Holding and others subtotal	198	99

Petrochemicals sales	1,896	1,807
Petrochemicals subtotal	1,896	1,807
Total revenue	19,401	11,140

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 9: COST OF SALES

	03.31.2018	03.31.2017
Inventories at the beginning of the year	2,326	3,360

Plus: Charges for the period
Purchases of inventories, energy and gas	8,620	4,392
Salaries and social security charges	1,195	1,114
Benefits to personnel	36	36
Accrual of defined benefit plans	45	36
Fees and compensation for services	685	437
Property, plant and equipment depreciations	811	747
Intangible assets amortization	9	8
Transport of energy	16	10
Consumption of materials	195	308
Penalties (1)	312	(41)
Maintenance	123	136
Canons and Royalties	450	288
Environmental control	21	14
Rental and insurance	89	54
Surveillance and security	24	30
Taxes, rates and contributions	17	14
Other	31	42
Subtotal	12,679	7,625

Less: Inventories at the end of the period	(3,350)	(3,577)
Total cost of sales	11,655	7,408

(1)     During the three-month period ended March 31, 2017. includes $ 414 million of recover by penalties

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 10: SELLING EXPENSES

	03.31.2018	03.31.2017
Salaries and social security charges	154	144
Accrual of defined benefit plans	5	3
Fees and compensation for services	200	125
Compensation agreements	-	67
Property, plant and equipment depreciations	17	13
Taxes, rates and contributions	194	157
Communications	49	41
Penalties	63	90
Doubtful accounts	255	53
Transport	30	15
Other	-	4
Total selling expenses	967	712

NOTE 11: ADMINISTRATIVE EXPENSES

	03.31.2018	03.31.2017
Salaries and social security charges	550	463
Benefits to the personnel	25	21
Accrual of defined benefit plans	15	30
Fees and compensation for services	361	294
Compensation agreements	84	77
Directors' and Syndicates' fees	21	16
Property, plant and equipment depreciations	37	21
Consumption of materials	17	11
Maintenance	20	20
Transport and per diem	8	4
Rental and insurance	40	28
Surveillance and security	38	22
Taxes, rates and contributions	35	24
Communications	12	9
Institutional advertising and promotion	3	6
Other	16	8
Total administrative expenses	1,282	1,054

NOTE 12: EXPLORATION EXPENSES

	03.31.2018	03.31.2017
Geological and geophysical expenses	2	5
Decrease in unproductive wells	-	3
Total exploration expenses	2	8

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 13: OTHER OPERATING INCOME AND EXPENSES

Other operating income	Note	03.31.2018	03.31.2017
Recovery of expenses	32	2,687	-
Recovery of doubtful accounts		5	81
Surplus Gas Injection Compensation		630	542
Commissions on municipal tax collections		12	9
Services to third parties		34	54
Dividends received		-	14
Onerous contract (Ship or pay)		23	-
Reversal of contingencies provision		4	478
Other		95	63
Total other operating income		3,490	1,241

Other operating expenses
Provision for contingencies		(344)	(121)
Allowance for uncollectible tax credits		(4)	(13)
Tax on bank transactions		(190)	(177)
Cost for services provided to third parties		(8)	(4)
Compensation agreements		-	(45)
Donations and contributions		(8)	(2)
Institutional relationships		(17)	(6)
Extraordinary Canon		(85)	(70)
Contingent consideration		-	(171)
Onerous contract (Ship or Pay)		-	(37)
Tax contingencies in Ecuador	32	(1,881)	-
Other		(77)	(234)
Total other operating expenses		(2,614)	(880)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 14: FINANCIAL RESULTS

Finance income	03.31.2018	03.31.2017
Commercial interest	310	213
Financial interest	97	59
Other interest	21	42
Total finance income	428	314

Finance expenses
Commercial interest	(328)	(235)
Fiscal interest	(43)	(15)
Financial interest (1)	(1,053)	(964)
Other interest	(1)	(2)
Other financial expenses	(10)	(51)
Total financial expenses	(1,435)	(1,267)

Other financial results
Foreign currency exchange difference, net	(2,405)	519
Changes in the fair value of financial instruments	440	151
Discounted value measurement	(50)	(43)
Discounted value measurement - asset retirement obligation	(11)	(13)
Other financial results	-	4
Total other financial results	(2,026)	618

Total financial results, net	(3,033)	(335)

 (1) Net of $ 125 million and $ 90 million capitalized in property, plant and equipment for the three-month periods ended March 31, 2018 and 2017, respectively.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 15: EARNING PER SHARE

a)     Basic

Basic earnings per share are calculated by dividing the result attributable to the Company’s equity interest holders by the weighted average of outstanding common shares during the period.

b)     Diluted

Diluted earnings per share are calculated by adjusting the weighted average of outstanding common shares to reflect the conversion of all dilutive potential common shares.

Potential common shares will be deemed dilutive only when their conversion into common shares may reduce the earnings per share or increase losses per share of the continuing business. Potential common shares will be deemed anti-dilutive when their conversion into common shares may result in an increase in the earnings per share or a decrease in the losses per share of the continuing operations.

The calculation of diluted earnings per share does not entail a conversion, the exercise or another issuance of shares which may have an anti-dilutive effect on the losses per share, or where the option exercise price is higher than the average price of ordinary shares during the period, no dilutive effect is recorded, being the diluted earning per share equal to the basic. As of March 31, 2018 and 2017, the Company does not hold any significant potential dilutive shares, therefore there are no differences with the basic earnings per share.

	03.31.2018	03.31.2017
Earning for continuing operations attributable to the equity holders of the Company	2,544	1,651
Weighted average amount of outstanding shares	2,078	1,938
Basic and diluted earnings per share for continuing operations	1.2243	0.8519

Earning for discontinued operations attributable to the equity holders of the Company	469	250
Weighted average amount of outstanding shares	2,078	1,938
Basic and diluted earnings per share for discontinued operations	0.2257	0.1290

Total earning attributable to the equity holders of the Company	3,013	1,901
Weighted average amount of outstanding shares	2,078	1,938
Basic and diluted earnings per share	1.4500	0.9809

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 16: INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

The following table presents the main activity and information from the financial statements used for valuation and percentages of participation in associates and joint ventures:

		Information about the issuer
	Main activity	Date	Share capital	Profit (loss) of the year/period	Equity	Direct and indirect participation %
Associates
Refinor	Refinery	12.31.2017	92	91	1,081	28.50%
Oldelval	Transport of hydrocarbons	03.31.2018	110	80	737	23.10%

Joint ventures
CIESA (1)	Investment	03.31.2018	639	884	3,784	50%
Citelec (2)	Investment	03.31.2018	555	425	729	50%
Greenwind	Generation	03.31.2018	5	(121)	101	50%

(1) The Company holds a direct and indirect interest of 50% in CIESA, a company that holds a 51% interest in the share capital of TGS. therefore, the Company has an indirect participation of 25.50% in TGS.

(2) Through a 50% interest, the company joint controls Citelec, company that controlled Transener with 52.65% of the shares and votes. As a result, the Company has an indirect participation of 26.33% in Transener.

The details of the balances of investments in associates and joint ventures is as follows:

	03.31.2018	12.31.2017
Associates
Refinor	608	602
Oldelval	240	221
Diversas	1	1
	849	824
Joint ventures
CIESA	4,458	4,048
Citelec	968	757
Greenwind	38	125
	5,464	4,930
	6,313	5,754

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 16: (Continuation)

The following tables show the breakdown of the result from investments in associates and joint ventures:

	03.31.2018	03.31.2017
Associates
Oldelval	19	2
Refinor	6	9
	25	11

Joint ventures
CIESA	409	173
Citelec	212	110
Greenwind	(87)	-
	534	283
	559	294

The evolution of investments in associates and joint ventures is as follows:

	03.31.2018	03.31.2017
At the beginning of the year	5,754	4,486
Reclassifications (1)	-	175
Share of profit	559	294
At the end of the period	6,313	4,955

(1) Corresponds to the deconsolidation for sale of the interest in Greenwind.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 17: PROPERTY, PLANT AND EQUIPMENT

	Original values
Type of good	At the beginning	Translation effect	Increases	Decreases	Transfers (1)	At the end

Land	354	-	1	-	-	355
Buildings	2,074	-	-	-	186	2,260
Equipment and machinery	12,164	-	-	-	1,643	13,807
High, medium and low voltage lines	5,945	-	-	-	390	6,335
Substations	2,278	-	-	-	27	2,305
Transforming chamber and platforms	1,383	-	-	(1)	25	1,407
Meters	1,177	-	-	-	26	1,203
Wells	6,564	-	19	(17)	107	6,673
Mining property	3,769	-	-	-	-	3,769
Vehicles	347	-	3	(1)	-	349
Furniture and fixtures and software equipment	517	-	26	-	37	580
Communication equipments	93	-	2	-	-	95
Materials and spare parts	456	-	34	(1)	(21)	468
Distribution storage center	148	-	-	-	-	148
Petrochemical industrial complex	925	-	-	-	15	940
Work in progress	10,565	-	1,986	-	(2,391)	10,160
Advances to suppliers	732	-	41	-	(44)	729
Other goods	12	-	-	-	-	12

Total at 03.31.2018	49,503	-	2,112	(20)	-	51,595
Total at 03.31.2017	46,589	(164)	2,748	(319)	-	48,854
Total at 12.31.2017						49,502

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 17: (Continuation)

	Depreciation				Net book values
Type of good	At the beginning	Decreases	For the period (1)	At the end	At the end	At 12.31.2017

Land	-	-	-	-	355	354
Buildings	(249)	-	(31)	(280)	1,980	1,825
Equipment and machinery	(2,082)	-	(296)	(2,378)	11,429	10,082
High, medium and low voltage lines	(1,018)	-	(47)	(1,065)	5,270	4,927
Substations	(403)	-	(18)	(421)	1,884	1,875
Transforming chamber and platforms	(248)	-	(12)	(260)	1,147	1,135
Meters	(379)	-	(13)	(392)	811	798
Wells	(2,214)	-	(230)	(2,444)	4,229	4,350
Mining property	(1,185)	-	(126)	(1,311)	2,458	2,584
Vehicles	(175)	2	(16)	(189)	160	172
Furniture and fixtures and software equipment	(130)	-	(41)	(171)	409	387
Communication equipments	(43)	-	(1)	(44)	51	50
Materials and spare parts	-	-	(1)	(1)	467	456
Distribution storage center	(16)	-	(2)	(18)	130	132
Petrochemical industrial complex	(140)	-	(31)	(171)	769	785
Work in progress	-	-	-	-	10,160	10,565
Advances to suppliers	-	-	-	-	729	732
Other goods	(7)	-	-	(7)	5	5

Total at 03.31.2018	(8,289)	2	(865)	(9,152)	42,443
Total at 03.31.2017	(5,499)	3	(1,211)	(6,694)	42,160
Total at 12.31.2017						41,214

(1)       Includes $ 430 million corresponding to discontinued operations, for the tree-month period ended March 31, 2017

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 17: (Continuation)

Labor costs capitalized in the book value of property, plant and equipment during the tree-month periods ended March 31, 2018 and 2017, amounted to $ 171 and $ 74 million, respectively.

Borrowing costs capitalized in the book value of property, plant and equipment during the tree-month periods ended March 31, 2018 and 2017, amounted to $ 125 and $ 90 million, respectively.

NOTE 18: INTANGIBLE ASSETS

	Original values
Type of good	At the beginning	Decrease	At the end

Concession agreements	1,047	-	1,047
Goodwill	688	-	688
Intangibles identified in acquisitions of companies	156	-	156
Total at 03.31.2018	1,891	-	1,891
Total at 03.31.2017	2,291	(49)	2,242
Total at 12.31.2017			1,891

	Depreciation
Type of good	At the beginning	For the period (1)	At the end

Concession agreements	(290)	(6)	(296)
Goodwill	-	-	-
Intangibles identified in acquisitions of companies	(15)	(3)	(18)
Total at 03.31.2018	(305)	(9)	(314)
Total at 03.31.2017	(277)	(19)	(296)
Total at 12.31.2017			(305)

(1)       Includes $ 11 million corresponding to discontinued operations for the tree-month period ended March 31, 2017.

	Net book values
Type of good	At the end	At 12.31.2017

Concession agreements	751	757
Goodwill	688	688
Intangibles identified in acquisitions of companies	138	141
Total at 03.31.2018	1,577
Total at 03.31.2017	1,946
Total at 12.31.2017		1,586

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 19: FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT AND LOSS

	03.31.2018	12.31.2017
Non current
Shares	150	150
Total non current	150	150

Current
Government bonds	5,975	5,024
Investment funds	9,859	9,589
Total current	15,834	14,613

NOTE 20: FINANCIAL ASSETS AT AMORTIZED COST

	03.31.2018	12.31.2017
Current
Time deposits	405	-
Government securities	-	11
Financial Trustee - Gasoducto Sur Work	10	14
Total current	415	25

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 21: DEFERRED TAX ASSETS AND LIABILITIES, INCOME TAX AND MINIMUM NOTIONAL INCOME TAX

The composition of the deferred tax assets and liabilities is as follows:

	03.31.2018	12.31.2017
Tax loss-carryforwards	1,364	1,636
Trade and other receivables	197	119
Financial assets at fair value through profit and loss	4	12
Trade and other payables	1,291	1,182
Defined benefit plans	296	260
Taxes payable	194	169
Provisions	892	742
Liabilities associated to assets classified as held for sale	242	367
Other	55	45
Deferred tax asset	4,535	4,532

	03.31.2018	12.31.2017
Property, plant and equipment	(2,270)	(2,321)
Intangible assets	(175)	(73)
Trade and other receivables	(692)	(675)
Financial assets at fair value through profit and loss	(66)	(49)
Borrowings	(135)	(136)
Investments in joint ventures and associates	(659)	(662)
Assets classified as held for sale	(790)	(841)
Other	-	5
Deferred tax liabilities	(4,787)	(4,752)

Deferred tax assets and liabilities are offset in the following cases: a) when there is a legally enforceable right to offset tax assets and liabilities; and b) when deferred income tax charges are associated with the same fiscal authority. The following amounts, determined after their adequate offset, are disclosed in the statement of financial position:

	03.31.2018	12.31.2017
Deferred tax asset	1,510	1,306
Deferred tax liabilities	(1,762)	(1,526)
Net deferred tax liabilities	(252)	(220)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 21: (Continuation)

The breakdown of income tax charge is:
	03.31.2018	03.31.2017
Current tax	837	525
Deferred tax	(136)	139
Difference in the estimate of previous fiscal year income tax and the income return	(126)	(387)
Total income tax expense	575	277

Below is a reconciliation between income tax expense and the amount resulting from application of the tax rate on the income before taxes:

	03.31.2018	03.31.2017
Profit (loss) before tax	3,897	2,278
Current tax rate	30%	35%
Result at the tax rate	1,169	797
Share of profit of joint ventures and associates	(168)	(38)
Non-taxable results	(318)	(17)
Non-deductible cost	-	67
Non-deductible provisions	-	116
Other	(31)	4
Effect of tax rate change in deferred tax	(9)	-
Difference in the estimate of previous fiscal year income tax and the income tax statement	(68)	65
Deferred tax not previously recognized	-	(717)
Total income tax expense	575	277

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 22: Trade and Other receivables

	Note	03.31.2018	12.31.2017
Non Current
CAMMESA Receivable		3,033	2,868
Other		6	6
Trade receivables, net		3,039	2,874

Tax credits		169	163
Allowance for tax credits		(14)	(14)
Related parties	29	837	794
Prepaid expenses		18	20
Financial credit		36	37
Guarantee deposits		103	92
Contractual receivables in Ecuador	32	-	998
Receivable for sale of property, plant and equipment		62	67
Surplus Gas Injection Compensation		2,665	-
Other		11	11
Other receivables, net		3,887	2,168

Total non current		6,926	5,042

Current
Receivables from energy distribution sales		8,678	6,115
Receivables from MAT		621	436
CAMMESA		3,433	2,887
CAMMESA Receivable		443	421
Receivables from oil and gas sales		1,001	769
Receivables from refinery and distribution sales		1,378	958
Receivables from petrochemistry sales		944	924
Related parties	29	184	170
Other		57	136
Allowance for doubtful accounts		(867)	(557)
Trade receivables, net		15,872	12,259

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 22: (Continuation)

	Note	03.31.2018	12.31.2017

Tax credits		1,119	1,290
Advances to suppliers		13	11
Advances to employees		16	25
Related parties	29	236	215
Prepaid expenses		240	69
Receivables for non-electrical activities		272	218
Financial credit		89	83
Guarantee deposits		570	1,053
Natural Gas Surplus Injection Promotion Program		345	2,592
Insurance to recover		326	202
Expenses to be recovered		571	371
Receivables from arbitral proceedings		419	388
Credit for compensation in Ecuador	32	3,417	-
Other		549	528
Allowance for other receivables		(199)	(159)
Other receivables, net		7,983	6,886

Total current		23,855	19,145

The movements in the allowance for the impairment of trade receivables are as follows:

	03.31.2018	03.31.2017
At the beginning (Note 4.1.1.2)	675	429
Allowance for impairment	230	66
Decreases	(32)	(8)
Reversal of unused amounts	(6)	(4)
At the end of the period	867	483

The movements in the allowance for the impairment of other receivables are as follows:

	03.31.2018	03.31.2017
At the beginning (Note 4.1.1.2)	147	252
Allowance for impairment	66	15
Reversal of unused amounts	-	(96)
At the end of the period	213	171

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 23: INVENTORIES

	03.31.2018	12.31.2017

Materials and spare parts	1,734	1,514
Advances to suppliers	378	143
In process and finished products	1,195	640
Stock crude oil	42	29
Total	3,350	2,326

NOTE 24: CASH AND CASH EQUIVALENTS

	03.31.2018	12.31.2017
Cash	30	30
Banks	1,098	327
Time deposits	127	442
Total	1,255	799

NOTE 25: SHARE CAPITAL

As of March 31, 2018, the Company´s share capital consisted of 2.077.307.257 common shares with a face value of $ 1 each and each granting the right to one vote, of which 1.831.111.433 shares are issued and 101,873,741 and 144,322,083 of shares to be issued once perfected the 2016 and 2017 Reorganizations, respectively.

During the first quarter of 2018, the Company acquired the equivalent of 2 million portfolio shares for an amount of $ 150 million and delivered the equivalent of 116,743 portfolio shares as payment under the Stock-based Compensation Plan benefiting officers and other key staff.

As of March 31, 2018, the Company holds 5.383.257 treasury shares.

Publicly traded shares

The Company’s shares are listed for trading on Buenos Aires Stock Exchange, forming part of the Merval Index.

Also, on August 5, 2009, the SEC authorized the Company for the registration of ADSs representing 25 common shares each. On October 9, 2009, the Company started to market its ADSs on the NYSE.

The listing of the ADSs with the NYSE is part of the Company’s strategic plan to increase its liquidity and the volume of its shares.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: TRADE AND OTHER PAYABLES

Non Current		03.31.2018	12.31.2017

Customer contributions		85	80
Funding contributions for substations		60	60
Customer guarantees		109	101
Trade payables		254	241

ENRE Penalties and discounts		4,180	3,886
Loans (mutuums) with CAMMESA		1,956	1,885
Compensation agreements		213	124
Liability with FOTAE		194	190
Payment agreement with ENRE		65	73
Other		5	5
Other payables		6,613	6,163
Total non current		6,867	6,404

Current	Note	03.31.2018	12.31.2017

Suppliers		8,037	8,687
CAMMESA		9,601	7,595
Customer contributions		16	19
Discounts to customers		37	37
Funding contributions substations		5	8
Customer advances		198	205
Customer guarantees		1	1
Related parties	29	146	80
Other		8	12
Trade payables		18,049	16,644

ENRE Penalties and discounts		439	288
Related parties	29	56	12
Advances for works to be executed		14	14
Compensation agreements		606	562
Payment agreements with ENRE		65	63
Other creditors		302	205
Advance for asset sales		181	-
Other		86	264
Other payables		1,749	1,408

Total current		19,798	18,052

Due to the short-term nature of the current payables and other payables, their carrying amount is considered to be the same as their fair value. For the majority of the non-current payables and other payables, the fair values are also not significantly different to their carrying amounts.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 26: (Continuation)

The fair values of non-current customer contributions as of March 31, 2018 and December 31, 2017 amount to $ 99 million and $ 90 million, respectively. The fair values are determined based on estimated discounted cash flows in accordance with a market rate for this type of transactions. This fair value is classified as level 3.

The book value of the compensation agreements approximates their fair value given the valuation characteristics.

NOTE 27: BORROWINGS

Non Current	Note	31.03.2018	31.12.2017

Financial borrowings		6,382	5,950
Corporate bonds		29,958	27,764
CAMMESA financing		3,513	3,398
Related parties	29	15	14
		39,868	37,126

Current

Financial borrowings		5,352	5,097
Corporate bonds		400	739
CAMMESA financing		72	-
Related parties	29	2	4
		5,826	5,840

As of March 31, 2018 and December 31, 2017, the fair values of the Company’s non-current borrowings (Corporate Bonds) amount approximately to $ 31,463 million and $30,611 million, respectively. Such values were calculated on the basis of the determined market price of the Company’s corporate notes at the end of each year (fair value level 1 and 2).

The carrying amounts of short-term borrowings approximate their fair value due to their short-term maturity.

Financial borrowings and CAMMESA financing approximate their fair value as they are subjected to a variable rate.

The other long-term borrowings were measured at amortized cost, which does not differ significantly from its fair value.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 28: PROVISIONS

	Note	03.31.2018	12.31.2017
Non Current
Provisions for contingencies		3,023	3,468
Asset retirement obligation		989	918
Environmental remediation		22	15
Other provisions		34	34
		4,068	4,435

Current
Provisions for contingencies		147	129
Asset retirement obligation		94	152
Environmental remediation		111	127
Onerous contract (Ship or pay)	29	228	389
Other provisions		4	1
		584	798

	03.31.2018
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	3,597	1,070	142
Increases	407	95	21
Reclasifications	(807)	-	-
Decreases	(23)	(65)	(30)
Reversal of unused amounts	(4)	(17)	-
At the end of the period	3,170	1,083	133

	03.31.2017
	For contingencies	Asset retirement obligation	For environmental remediation

At the beginning of the year	4,071	1,862	349
Increases	130	21	-
Reclasifications	(209)	-	-
Decreases	(824)	(9)	(29)
Reversal of unused amounts	(353)	(56)	(15)
At the end of the period	2,815	1,818	305

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: RELATED PARTIES´ TRANSACTIONS

a)     Sales of goods and services

	03.31.2018	03.31.2017
Joint ventures
Transener (1)	7	11
TGS (2)	248	133
Other related parties
SACDE (3)	20	-
Refinor (4)	26	27
Oldelval	1	1
	302	172

(1) Corresponds to advisory services in technical assistance

(2) Corresponds to advisory services in technical assistance and gas and refined products sales

(3) Corresponds to refined products sales.

(4) Corresponds to oil sales.

b)    Purchases of goods and services

	03.31.2018	03.31.2017
Joint ventures
Transener	(1)	-
TGS (1)	(83)	(18)
SACME	(16)	(13)
Other related parties
Origenes Vida	(3)	(3)
Refinor (2)	(226)	(96)
Oldelval (3)	(20)	(17)
	(349)	(147)

(1) Corresponds to natural gas transportation services.

(2) Corresponds to purchase of refined products.

(3) Corresponds to oil transportation services.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

c)     Fees for services

	03.31.2018	03.31.2017
Other related parties
Salaverri, Dellatorre, Burgio & Wetzler	(8)	(9)
	(8)	(9)

Corresponds to fees for legal advice.

d)    Other operating expenses

	03.31.2018	03.31.2017
Other related parties
Foundation	(8)	(2)
	(8)	(2)

Corresponds to donations.

e)     Finance income

	03.31.2018	03.31.2017
Joint ventures
TGS	18	16
	18	16

Corresponds to finance leases.

f)      Finance expenses

	03.31.2018	03.31.2017
Other related parties
Orígenes Retiro	-	(2)
	-	(2)

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

g)       Corporate Bonds transactions

Sale of Corporate Bonds

	03.31.2018	03.31.2017
Other related parties
Orígenes Retiro	-	(2)
	-	(2)

h)    Balances with related parties:

As of March 31, 2018	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	7	-	-
TGS	142	832	83
Greenwind	-	-	137
SACME	-	5	-
Associates and other related parties:
Ultracore	-	-	11
Refinor	13	-	-
SACDE	22	-	3
Other	-	-	2
	184	837	236

As of March 31, 2018	Trade payables	Other payables	Borrowings		Provisions
	Current	Current	Non Current	Current	Current
Joint ventures:
TGS	57	-	-	-	-
SACME	-	2	-	-	-
Associates and other related parties:
Orígenes Seguro de vida	-	-	-	2	-
Orígenes Retiro	-	-	15	-	-
OCP	-	-	-	-	228
OCP Ltd	-	47	-	-	-
Refinor	77	-	-	-	-
Oldelval	11	-	-	-	-
Other	-	7	-	-	-
	146	56	15	2	228

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 29: (Continuation)

As of December 31, 2017	Trade receivables	Other receivables
	Current	Non Current	Current
Joint ventures:
Transener	5	-	-
TGS	129	789	75
Greenwind	-	-	127
SACME	-	5	-
Associates and other related parties:
Ultracore	-	-	10
Refinor	10	-	-
SACDE	25	-	2
Other	1	-	1
	170	794	215

As of December 31, 2017	Trade payables	Other payables	Borrowings		Provisions
	Current	Current	Non Current	Current	Current
Joint ventures:
TGS	17	-	-	-	-
SACME	-	5	-	-	-
Associates and other related parties:
Orígenes Seguro de vida	-	-	-	2	-
Orígenes Retiro	-	-	14	2	-
OCP	-	-	-	-	389
Refinor	53	-	-	-	-
Oldelval	9	-	-	-	-
Other	-	7	-	-	-
	80	12	14	4	389

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 30: FINANCIAL INSTRUMENTS

The following table shows the Company’s financial assets and liabilities measured at fair value as of March 31, 2018 and December 31, 2017:

As of March 31, 2018	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Government securities	5,975	-	-	5,975
Shares	-	-	150	150
Investment funds	9,859	-	-	9,859
Derivative financial instruments	-	11	-	11
Other receivables	69	-	-	69
Total assets	15,903	11	150	16,064

As of December 31, 2017	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit and losss
Government securities	5,024	-	-	5,024
Trust	-	-	150	150
Derivative financial instruments	-	4	-	4
Other receivables	590	-	-	590
Total assets	15,203	4	150	15,357

Liabilities
Derivative financial instruments	-	82	-	82
Total liabilities	-	82	-	82

The techniques used for the measurement of assets at fair value through profit and loss, classified as Level 2 and 3, are detailed below:

- Derivative Financial Instruments: calculated from variations between market prices at the closing date, and the prices at the time of agreement.

- Shares: they were determined based on Income approach through the Indirect Cash Flow method (net present value of expected future cash flows) and the discount rates used were estimated taking the Weighted Average Cost of Capital (“WACC”) rate as a parameter.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 31: ASSETS AND LIABILITIES IN FOREIGN CURRENCY

	Type	Amount of foreign currency	Exchange rate (1)	Total 12.31.2017	Total 12.31.2016

ASSETS

NON CURRENT ASSETS
Financial instruments
Other receivables
Related parties	US$	41.4	20.100	832	789
Third parties	US$	8.5	20.050	172	1,163
Total non current assets				1,004	1,952

CURRENT ASSETS

Financial instruments
Financial assets at fair value through profit and loss
Third parties	US$	250.0	20.050	5,013	4,879
Derivative financial instruments
Third parties	US$	0.4	20.050	7	4
Trade and other receivables
Related parties	US$	9.9	20.100	200	189
Third parties	US$	446.2	20.050	8,947	5,825

Cash and cash equivalents	US$	16.9	20.050	341	404
	EUR	0.8	24.656	19	7
Total current assets				14,527	11,308
Non Financial instruments
Non current assets classified as held for sale	US$	35.0	20.050	702	723
Total assets				16,233	13,983

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 31: (Continuation)

	Type	Amount of foreign currency	Exchange rate (1)	Total 03.31.2018	Total 12.31.2017

LIABILITIES

NON CURRENT LIABILITIES

Financial instruments
Trade and other payables
Third parties	US$	10.6	20.150	213	125
Borrowings
Related parties	US$	0.7	20.100	15	14
Third parties	US$	1,731.0	20.150	34,880	32,403

Non financial instruments
Provisions
Third parties	US$	50.2	20.150	1,011	1,662
Total non current liabilities				36,119	34,204

CURRENT LIABILITIES

Financial instruments
Trade and other payables
Related parties	US$	5.4	20.100	108	40
Third parties	US$	241.2	20.150	4,860	4,651
	EUR	7.7	24.840	191	502
	CHF	0.1	21.095	2	12
	SEK	21.0	2.416	51	48
Borrowings
Third parties	US$	199.7	20.150	4,024	3,979

Non financial instruments
Salaries and social security payable
Third parties	US$	0.1	20.150	3	3
Taxes payables
Third parties	US$	132.8	20.150	2,676	19
Provisions
Related parties	US$	14.0	20.100	282	396
Third parties	US$	10.6	20.150	212	280
Total current liabilities				12,409	9,930
Liabilities associated to assets classified as held for sale	US$	24.7	20.150	497	1,285
Total liabilities				49,025	45,419
Net Position Liability				(32,792)	(31,436)

(1) The Exchange rates correspond to March 31, 2018 by the National Bank for U.S. dollars (U$S), euros (EUR), Swiss francs (CHF) and Swedish kroner (SEK). The exchange rates used correspond to those published by the Central Bank of Venezuela for the bolivar (VEF). For balances with related parties, the Exchange rate used is the average.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 32: OPERATIONS IN ECUADOR

Within the context of the conflict between Ecuador TLC and other partners of the Block 18 Consortium (the “Petitioning Partners”) and the Republic of Ecuador, the resolution of which was submitted to International Arbitration (the “Arbitration”), on January 16, 2018 the Arbitration Court passed the Award establishing a US$ 176 million Settlement Value in favor of Ecuador TLC based on its interests in the block.

As regards the Arbitration, on March 19, 2018, the Republic of Ecuador and the Petitioning Partners entered into an agreement (the “Agreement”), pursuant to which the Petitioning Partners agree not to seek collection of the Award in consideration of the recognition of consequential damages, which for Ecuador TLC consists of: (i) a release from tax and labor claims under litigation in the amount of US$ 132 million, and (ii) additionally, the collection of US$ 54 million in three installments payable in the months of March, April and May. Additionally, the parties agreed that Ecuador TLC would be the sole beneficiary of the collection of US$ 9 million corresponding to a commitment undertaken by Petromanabí (a partner of the Block 18 Consortium but not a petitioner). The associated receivable has not been recognized in view of its contingent nature.

Furthermore, the Republic of Ecuador has acknowledged and declared in the agreement: (i) that the agreement is fully valid and binding for the Republic of Ecuador; (ii) that any default in payment under the Agreement by the Republic of Ecuador will entitle the Petitioning Partners to request the full enforcement of the Final Award; and (iii) that there are no obligations pending performance regarding the operation and exploitation of Block 18 by the Petitioning Partners.

As a result of the Agreement, the Company recognized net income in the amount of US$ 40 million as of March 31, 2018, which is made up as follows: i) US$ 133 million income as consequential damages after the write-off of the US$ 53 million receivable recoverable from the Ecuador’s Government pursuant to the stipulations of the Agreements, and ii) a US$ 93 million loss associated with the agreement to the terms of the tax claims assigned to Ecuador TLC pursuant to the Agreement. As of March 31, 2018, the $ 3,417 million receivable on account of damages is disclosed under Other current receivables and the $ 2,661 million fiscal debt is disclosed under Current tax charges in the consolidated statement of financial position.

As of the issuance of these condensed interim financial statements, Ecuador TLC has collected two installments in the amount of US$ 17 million each, and on May 3, 2018 it has discontinued (without this implying and admission of facts or rights) the Claims filed with Ecuador's Internal Revenues Service, an action required for the collection of the last installment, upon the occurrence of which the Ecuador's Government will make the applicable withholding for the purpose of canceling tax debts.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: SUBSEQUENT EVENTS

33.1 General Ordinary and Extraordinary Shareholders’ Meeting

On April 27, 2018, the Company’s General Ordinary and Extraordinary Shareholders’ Meeting approved the allocation of earnings for the fiscal year ended December 31, 2017, which amounted to $ 3,382 million, as follows: $ 116 million to the legal reserve, and $ 3,266 million to an optional reserve.

33.2. Company Share Repurchase Program

In view of the fact that the Company’s share price does not reflect either the value or the economic reality its assets currently or potentially have, this being detrimental to the interests of the Company’s shareholders, and taking into consideration the Company’s strong cash position and fund availability, on April 27, 2018, the Company’s Board of Directors approved the repurchase of portfolio shares for up to US$ 200 million for an initial term of 120 calendar days, which term may be extended by the Board of Directors.

Under the program, portfolio shares may not exceed, as a whole, the limit of 10% of the capital stock, and may be purchased for a maximum price of $ 50 per common share and US$ 60 per ADR.

During the months of April and May 2018, the Company acquired 670,000 ADRs (0.8% of the capital stock) at an average price of US$ 53 per ADR.

33.3. Cancellation of compensations pending settlement under the Gas Plan

On April 3, 2018, the MEyM issued Resolution No. 97/18 approving the procedure for the cancellation of compensations pending settlement and/or payment under Gas Plan I, Gas Plan II and Gas Plan III. Beneficiary companies choosing to apply this proceeding should state their decision to opt in within a term of twenty business days, also waiving all current or future rights, actions, appeals and complaints before administrative or judicial courts regarding the obligations arising from the Programs.

On May 2, 2018, the Group submitted to the Ministry of Energy a sign-up form expressing its consent and acceptance of the terms and scope of such resolution. As of December 31, 2017, the balance pending collection and subject to compensation as of the date of these consolidated condensed interim financial statements amounts to $ 2,364 million. The resolution provides for an estimated compensation for the Group in the amount of US$ 148 million. The cancellation procedure established in the Resolution provides that the amounts will payable in thirty equal, consecutive installments as from January 1, 2019.

NOTES TO THE UNAUDITED CONSOLIDATED CONDENSED INTERIM

FINANCIAL STATEMENTS

 (in millions of Argentine Pesos (“$”) – unless otherwise stated)

NOTE 33: (Continuation)

33.4. TGS

Issuance of Corporate Bonds

On April 26, 2018, under the Short- and Medium-Term Corporate Bonds Program for a maximum amount of US$ 700 million approved by the CNV, TGS issued Class 2 corporate bonds for US$ 500 million at an annual 6.75% rate. Collected funds will be destined by TGS to: (i) the repurchase of Class 1 corporate bonds, (ii) the redemption of Class 1 corporate bonds; and (iii) capital expenditures.

REPORT ON REVIEW OF CONDENSED INTERIM CONSOLIDATED FINANCIAL INFORMATION

To the Shareholders, President and Directors of Pampa Energía S.A.

Introduction

We have reviewed the accompanying condensed interim consolidated financial statements of Pampa Energía S.A. (“PESA" or "the Company") and its subsidiaries, including the consolidated condensed statement of financial position as of March 31, 2018, the consolidated condensed statements of comprehensive income, the consolidated condensed statements of changes in equity and cash flows for the three-month period then ended and the selected explanatory Notes.

The balances and other information for the year 2017 and for its interim periods are an integral part of these financial statements and, therefore, they should be considered in relation to those statements.

Board Responsibility

The Company's Board of Directors is responsible for the preparation and presentation of these condensed interim consolidated financial statements in accordance with International Financial Reporting Standards, adopted by the Argentine Federation of Professional Councils in Economic Sciences (FACPCE, for its acronym in Spanish) as professional accounting standards and added by the National Securities Commission (CNV, for its acronym in Spanish) to its regulations, as approved by the International Accounting Standard Board (IASB). Therefore, they are responsible for the preparation and presentation of the condensed interim consolidated financial statements mentioned in the first paragraph, in accordance with International Accounting Standard No. 34 "Interim Financial Reporting" (IAS 34).

Scope of review

Our review was limited to the application of the procedures established in the International Standard on Review Engagements 2410, 'Review of interim financial information performed by the independent auditor of the entity', which was adopted as review standard by Technical Pronouncement No. 33 of the FACPCE in Argentina, as approved by the International Auditing and Assurance Standard Board (IAASB). A review of interim financial information consists in making inquiries to the company personnel responsible for the preparation of the information included in the condensed interim consolidated financial statements and in the preparation of analytical and other review procedures. This review is substantially less in scope than an audit conducted in accordance with International Auditing Standards (IAS), and consequently, does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion on the consolidated statement of financial position, the consolidated statements of comprehensive income and cash flows of the Company.

Conclusion

Based on our review, no issues have come to our attention that make us believe the condensed interim consolidated financial statements mentioned in the first paragraph have not been prepared, in all material respects, in accordance with IAS 34.

Report of compliance with regulations in force

In compliance with regulations in force, we report, with respect to the Company, that:

a)      the consolidated condensed interim financial statements of the Company, are in transcription process into the “Inventory and Balance Sheet” book and, insofar as concerns our field of competence, except as mentioned above, are in compliance with the provisions of the General Companies Law and pertinent resolutions of the National Securities Commission;

b)    the condensed interim financial statements of the company arise from accounting records kept in all formal respects in conformity with legal regulations;

c)      we have read the Business Summary (“Reseña Informativa”) on which, as regards these matters that are within our competence, we have no observations to make;

d)    as of March 31, 2018 the liabilities owed in favor of the Argentine Integrated Social Security System according to the Company’s accounting records amounted to $198.4 million, which were not yet due at that date.

PRICE WATERHOUSE & CO. S.R.L

Autonomous City of Buenos Aires, May 11, 2018

                                             (Partner)

Reinaldo Sergio Cravero